Exhibit (k)(1)

Opinion of Counsel as to the legality of the securities being registered and Consent to its use

April 29, 2022

Delaware Life Insurance Company

1601 Trapelo Road, Suite 30

Waltham, Massachusetts 02451

Re:	Post-Effective Amendment No. 48 to the Registration Statement of Delaware Life Variable

Account F on Form N-4, File No. 333-83362

Ladies and Gentlemen:

You have requested my Opinion of Counsel in connection with the filing of the post-effective amendment to the above-referenced registration statement (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to variable annuity contracts (the “Contracts”) issued by Delaware Life Insurance Company (the “Company”) and its Variable Account.

In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

2.	The Variable Account has been duly established by the Company under the laws of the state of Delaware.

3.	The Contracts are legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the post-effective amendment to the Registration Statement.

Very truly yours,

/s/ Kenneth N. Crowley

Kenneth N. Crowley

AVP & Senior Counsel